Exhibit 99.2
SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
August 1, 2007
9:00 am CT

Operator:	Welcome to the Savient Pharmaceutical 2007 Second Quarter Financial Results conference call. At this time all participants are in a listen-only mode.

Following management’s prepared remarks we’ll hold a Q&A session. To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star 0 for operator assistance.

As a reminder, this conference is being recorded today, August 1, 2007. I’d now like to turn the conference over to Mr. Brian Hayden. Please go ahead, sir.

Brian Hayden:	Good morning and thank you for participating in today’s quarterly conference call.

We issued a press release late yesterday providing results for the second quarter and for the six-months ended June 30, 2007, describing the company’s financial results and highlights. This press release is available on our Web site at www.savient.com.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Before we begin I would like to read our safe harbor statement. Comments made by management during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

We encourage you to review the company’s past and future filings with the Securities and Exchange Commission, including without limitation, the company’s quarterly reports on Form 10-Q and our annual report on Form 10-K, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

In particular, we need to stress that when we discuss the possibility of obtaining regulatory approval for our products in the United States and outside of the United States, that approval cannot be guaranteed and is subject to a number of risks and uncertainties.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, August 1, 2007. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining us on the call this morning are other members of our senior management team, including Philip Yachmetz, our Chief Business Officer, Paul Hamelin, our Head of Commercial Operations, Dr. Zeb Horowitz, our Chief Medical Officer, and Dr. Robert Lamm, our Head of Quality and Regulatory Affairs.

With that said, I’d like to turn the call over to Christopher Clement, our President and Chief Executive Officer.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Christopher Clement:	Thank you, Brian. Good morning and thank you for joining us today. As we have now completed the second quarter of this year, I will provide an overview of the key highlights for this period.

Following the key highlights, Brian Hayden will then discuss our second quarter and year-to-date financial results. And Paul Hamelin will provide a commercial overview on some of our plans as we prepare for the approval of Puricase.

We continued to make strong progress during the second quarter of 2007 on the phase 3 development program for Puricase, which we believe will address a significant unmet medical need for treatment failure gout patients.

As you may remember, last quarter we reported that we reached our goal of completing patient recruitment with a total of 225 patients randomized in the phase 3 studies.

We continue to remain on track for all patients to complete these studies by early October. This will keep us on track to announce top-line results by the end of this year — probably mid-December.

To date, more than 2000 infusions have been administered in this program, with more than half of the patients completing the phase 3 studies.

To better understand the regulatory requirements to register Puricase outside the U.S., particularly in Europe, we have held informal nonbinding meetings with the Swedish and U.K. national health authorities. These selected health authorities have expertise in the area of biologics in rheumatic diseases.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

In both meetings there was a general agreement that the data package for Puricase that we plan to file with the FDA would likely suffice for an EMEA filing. Therefore, we do not anticipate that any new preclinical or clinical studies will be required for an EMEA filing.

This means that we would possibly be able to file our registration package in Europe approximately six months after the U.S. filing. However, I’d like to point out that we would not file as an orphan drug in Europe due to the difference in European orphan regulations as compared to the U.S. orphan regulations.

We also continue to see positive interest in patient enrollment into our open-label extension program.

If you recall, once patients finish six months of treatment in the phase 3 program, they can elect to continue in the open-label extension, receiving drug for an additional 12 months. Or they can instead elect no further treatment but remain in an observational arm.

To date, virtually all phase 3 completed patients have elected to continue in the open-label extension, receiving drug.

We continue to make steady progress in the validation activities related to the manufacturing processes for our bulk drug, or API, and the fill and finish processes for our final product in the U.S., as well as compilation of the data, materials and analytical assays required for the technical section of our planned BLA submission.

As we move toward anticipated completion of our pivotal trials and plan for commercialization, we are adding key functions critical to our future success.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

I am pleased to report that we have hired Dr. (Marla Hochfeld) as Vice President of Medical Affairs, reporting to Dr. Horowitz.

(Marla) is a rheumatologist with long industry experience in medical affairs in support of marketed products. And she will work closely with our commercial operations team.

So at this point, let me turn the call over to Brian to take you through our financial performance for quarter 2 in detail.

Brian Hayden:	Thanks, (Chris). I’m going to focus on the results for the second quarter of 2007 and will briefly touch on some of the highlights for the first six months of 2007, which results and explanations are fairly consistent with those of the second quarter.

Total revenues for the second quarter were $3.1 million — a reduction of $10.8 million from the same period in 2006.

You’ll recall in January 2007 we experienced generic competition for our product, Oxandrin. And as we previously indicated, we expected our revenues to decline from 2006 levels and continue to erode during 2007 due to the generics.

The rate of decline in revenues has been less than we had forecasted but still has been significant in relation to the 2006 levels.

We did, however take steps to try to retain a portion of the market by launching our authorized generic through our marketing partner, Watson Pharmaceuticals. And also by cutting costs in which we have eliminated our promotional activities and terminated our sales force in 2007.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Cost of goods sold for the quarter was $645,000, down $716,000 from the same period in 2006, due to the decline in sales of Oxandrin.

As anticipated, we continued to increase our research and development expenses due to the clinical and manufacturing activities with Puricase in 2007 in anticipation of filing a BLA upon completion of the clinical trials.

R&D expenses were $11.2 million in the second quarter, up from $4.2 million in Q2 2006.

Selling, general and administrative expenses were $7.1 million — a reduction of $1.4 million from Q2 2006.

The lower SG&A expenses were the result of the aforementioned reduction in sales and marketing activities for Oxandrin, including the elimination of our sales force, as well as a reduction in financial consulting activities in 2007.

The net loss from continuing operations was $9.6 million for Q2 2007 or 18 cents per basic and diluted share, as compared with net income from continuing operations in Q2 2006 of $1.2 million or 2 cents per basic and diluted share.

The net loss was anticipated due to the impact of generic competition on our revenues. But more importantly, it is primarily due to the impact of the significant development work on Puricase as we get close to the completion of our phase 3 clinical trials.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

We entered the second quarter with $163.7 million in cash and investments, down about $11.2 million for the quarter and lower by $15.7 million from the year-end 2006 balances.

Cash burned in the current quarter was primarily due to our loss from operating activities that resulted primarily from our significant development work on Puricase.

We will continue to use our cash reserves in 2007, as our expenses will outpace our revenues as we escalate Puricase development activities toward the completion of the clinical trial in early Q4 2007 and as we prepare for the filing of the BLA planned in 2008.

Let me now touch on some of the year-to-date highlights, which explanations are fairly consistent with the activities for the second quarter.

Revenues were $9.6 million, down $13.8 million from 2006, due to the generic competition for Oxandrin, as previously discussed. R&D expenses were higher by $16.6 million due to the significant clinical and manufacturing work on Puricase in 2007.

SG&A expenses were lower by $4.8 million due to the reduction in Oxandrin marketing costs, the elimination of the Oxandrin sales force and a reduction in financial consulting activities.

The year-to-date net loss was $17.5 million or 33 cents per basic and diluted share.

With that, I will now turn the call back over to (Chris).

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Christopher Clement:	Thank you, Brian. Not only have we continued to achieve our milestones with both the clinical, manufacturing and technical activities during the first half of this year, but we are also taking the appropriate steps to evaluate the market landscape and prepare for the commercial introduction of Puricase.

In saying that, there are considerable ongoing activities in the commercial area where several market research studies are underway, addressing crucial issues which will become part of our launch plan.

I would now like to turn the call over to Paul Hamelin, Head of our Commercial Operations, who will provide a brief overview on these activities.

Paul Hamelin:	Thank you, (Chris) and good morning, everyone. Before I review some of our prelaunch and launch plans for Puricase, let me give you a very brief overview of the history of gout and the treatment options for patients as it relates to the population we intend to treat — the treatment failure gout population.

As many of you are aware, gout patients have been suffering for centuries without many treatment options. Historically, diet control, colchicine, aspirin, corticosteroids, NSAIDs and other pain relievers have really been the mainstays of therapy.

And the most recent new medication for gout was introduced back in 1963, allopurinol. Yes, it has been over 40 years since gout sufferers in the United States have had new treatment options.

We know from published data sources that there are approximately 5 million diagnosed gout sufferers in the United States. And allopurinol today is by far the number 1 treatment option for gout across the world.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

According to the IMS data sources here in the United States, physicians, when they prescribe prescriptions for gout, they’ll prescribe allopurinol 98% of the time.

Here in the U.S. there are 11 million-plus prescriptions written for allopurinol annually. And since these patients take multiple prescriptions a year, as this intended to be chronic therapy, we estimate that over 2.1 million patients are being treated for gout at any given time here in the U.S. on allopurinol.

Recently, three abstracts in papers have been published reviewing large managed care claim databases. And they report that almost 25% of patients drop allopurinol within a month and at the end of a year only 40% to 50% of patients remain on allopurinol therapy.

It would definitely appear, based on this information, new treatment options are needed. Our drug, Puricase is being developed for those patients who have tried allopurinol and found it to be ineffective or found contraindicated to taking allopurinol.

We refer to these patients as the “treatment failure population” and we estimate there to be about 25,000 to 100,000 patients here in the U.S., with similar numbers on a relative basis over in Europe and in Asia.

Gout, as many of you know, is a urate crystal deposition disease in which patients, over the years, accumulate urate crystals in the joints and soft tissues across the body. These urate crystals trigger chronic inflammation and then the classic acute inflammation of the joint, known as a gout flare.

Patients whom we have surveyed in extensive market research describe the pain from acute flares as the most severe pain they’ve ever experienced in life.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

On a ten-point scale, with ten being the greatest pain imaginable, they consistently rate flare pain as an eight, nine or ten.

In our phase 3 program, treatment failure patients had on average six or more flares a year. And each flare lasts several days to a week or longer.

Gout tophi, another clinical outcome in many patients, are discrete deposits of urate crystals forming disfiguring lesions in the joints, causing problems for gout patients. It is estimated that 15% to 25% of allopurinol-treated gout patients have palpable tophi. And in our phase 3 program 70% of patients had visible tophi.

We believe Puricase administered IV to control the clinical consequences of hyperuricemia in patients with severe gout, in whom conventional therapy is contraindicated or has been ineffective, will be a major step forward in the management of gout for these treatment failure patients.

We expect that Puricase will be infused by knowledgeable specialists, principally the rheumatologist.

In 1997 this specialist group was one of the first to set up infusion clinics to administer RA disease-modifying anti-TNF alpha biologics. Today there are approximately 4000 board-certified rheumatologists and over 1500 infusion clinics in the U.S.

To adequately cover this specialty from a sales perspective, we will likely require a sales force of less than 100 people, which is another reason why we plan on commercializing Puricase ourselves here in the United States.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Savient has had over a ten-year history of selling and marketing specialty products in the U.S. through a sales and marketing organization. And all of our management team has had excellent experiences successfully selling and marketing many products in a number of companies.

We have existing infrastructure to support such a sales organization. And we feel our team is well prepared to launch Puricase here in the United States.

There are, of course many areas we could discuss today relating to our - Savient’s commercial preparations for launch. But I’d really like to focus on three specific areas this morning.

First is the market preparation or prelaunch work with global through leaders in gout, rheumatology and nephrology; second, our activities in the pricing and reimbursement areas; and third, an update on our partnering efforts.

Thought leaders or key opinion leaders or KOLs, as I’ll refer to them, are one of the most important critical steps in the pre and post-launch period. KOLs are particularly important when one is bringing forward a novel therapy.

These KOLs influence the medical education process, publications, (unintelligible), gout treatment guidelines as issued by ACR and EULAR, as well as reimbursement and formulary status in managed care organizations.

We have substantially expanded our activities in this critical area by reaching out to gout and rheumatology KOLs last month at the June EULAR meeting. EULAR is one of the largest annual congress meetings in the field of rheumatology. And this offered us a terrific venue to meet with many European and U.S. KOLs.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

We plan on continuing this KOL interaction this fall at the American Nephrology Society annual meeting in October, followed by the American College of Rheumatology meeting in November. And we anticipate that by launch we will have interacted with the top 250 gout and rheumatology thought leaders in the U.S. and Europe.

In the area of pricing and reimbursement, we have many initiatives in progress simultaneously. First, we’ve begun meeting with managed care advisory boards. We feel we have a good handle on the environment we’re entering and know what these organizations will need in order to adopt Puricase.

We have also outlined the process and all the implementation steps necessary to secure CMS or government Medicare reimbursement.

We feel this is important because CMS and Medicare could account for as much as 1/3 of Puricase reimbursements. This is actually very similar to reimbursement by CMS for rheumatoid arthritis and osteoarthritis products in patients.

Many of you, I know, inquire about our pricing policy. As we’ve stated in the past, our decisions will not be made until much closer to launch, as we have a significant amount of pricing research to conduct globally.

We’ve hired one of the leading global pricing and reimbursement consulting companies to perform market research with payers, physicians and other key stakeholders.

A definitive decision on our pricing strategy will be made once we’ve completed our research and fully evaluated our clinical trial results.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

The third area in which we wanted to update everyone today is partnering outside the United States. As you’ve all heard from us in the past, we continue to evaluate the possibility of partnering Puricase.

But we do not expect any partnership to be effective before we have our phase 3 results. This will allow us to maximize shareholder value because we’ve removed the significant development risk for our potential partners.

Also as stated earlier, we feel with Savient’s past successes in commercializing products in the U.S. and with our current management team’s historical success in launching and commercializing products, we plan on maintaining sole marketing and commercialization rights here in North America, principally the U.S.

We continue to pursue this strategy and we look forward to reporting some successful partnering results, once finalized, in the future.

While this is not the totality of the commercial team’s current efforts, we feel that these three highlighted areas are critical and key to creating a successful launch. The commercial team here at Savient looks forward to launching this breakthrough new therapy for treatment failure gout patients.

Let me now turn the conference back over to (Chris).

Christopher Clement:	Thank you, Paul. We are excited about the progress we have made so far this year and remain committed to developing Puricase as a unique treatment option for patients who suffer with treatment failure gout.

We are well positioned as an organization and remain financially strong to support further achievements within our core business strategy. We continue

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

to strive to enhance value for our shareholders and make improvements with our corporate practices.

I’m also pleased to report that we have recently received an improved rating from ISS on our Corporate Governance Quotient, based on recent changes to our corporate governance practices. Our new ISS index rating is 96% and our industry ranking is 98.7%.

Before I open the line for questions, I want to clarify one point. When Paul mentioned that patients in our study experienced six-plus flares on an annual basis, that was prior to treatment and part of the screening process.

With that now said, we will open the lines for questions.

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the star then the number 2. If you’re using a speakerphone, please pick up your handset before entering your request.

Again, we request that if you have pressed star 1 to ask a question before this time, please press it once more to ensure you enter into the queue. One moment please for the first question.

Your first question comes from Kim Lee with Pacific Growth Equities.

Kim Lee:	Good morning. Thanks for taking my question. A quick question. Can you review for us the powering assumptions for the phase 3 trial?

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Zeb Horowitz:	Hi Kim. This is Zeb.

Kim Lee:	Hi Zeb.

Zeb Horowitz:	Sure. I’ll try and do this briefly. All of the powering assumptions are focused first on the primary endpoint, which is the normalization of uric acid.

So we have established the sample size and design to achieve a 35% treatment effect or responder rate in any of the two treatment arms versus a 5% responder rate in the placebo arm.

And we have powered it at 80% with a P of .05 to detect that difference. And we know it’s slightly overpowered because in fact there can be no spontaneous remission in the placebo group. So the — so it is a little bit overpowered.

Each study is independently powered with those assumptions. And with that basic power we can tolerate an overall dropout rate of about 20% to detect the minimum drug effect of about one in three.

For the secondaries, keep in mind the plan is a prospective pooling of the two treatment — the identical treatment arms in the two studies for a similar 35% versus 5% effect, giving us power of 80% and a P of .05.

I just point out there were no statistical penalties for the multiple tests and there were no sequential or ordered tests. Each arm stands on its own and each endpoint stands on its own.

Kim Lee:	Great. Thank you.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Zeb Horowitz:	Sure.

Operator:	Your next question comes from Megan Murphy with Lazard.

Megan Murphy:	Hi. Thanks for taking my question. Maybe Zeb, for the first question, you know, we’ve got a lot of speculation in the marketplace around the rate of anaphylaxis seen in the registration studies.

Could you just kind of give us the party line on what you have commented, if at all, on kind of the general safety reports and any rate of anaphylaxis or not?

Zeb Horowitz:	Sure, Megan. I have never made a comment and will not make a comment on patient-level data in the ongoing blinded study. And I have not given any — I have not made any statements, nor will I, about particular AEs occurring in phase 3 until we report the unblinded data at the end of the year.

That said, we have said that in our phase 1 sub-q, our phase 1 IV and our phase 2 IV study, which is a total of about 65 patients — and goes to 78 patients total — exposed, there were no cases of anaphylaxis.

And I believe in the FDA grant study being conducted at Duke using PEG-uricase of 8 milligrams, I think they’ve tested about eight patients more so far with an every-three-week regimen. There have no — been no instances of anaphylaxis in that study.

That said, I have also commented in public on a number of occasions that since PEG-uricase is a foreign substance, immunogenicity is inevitable.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Eventually somewhere, sometime, some patients, either in the clinical program or on the market, will experience immunogenicity that could be manifested as delayed-type hypersensitivity, which could be rash or hives, urticaria, or it could be manifested as anaphylaxis. That is inevitable — someday, somewhere, sometime.

This is typical of foreign substances, whether it be penicillin or peanuts. But it’s especially true of biological drugs that are administered.

But keep in mind since this drug will be used only by specialists who are (unintelligible) to know how to handle this kind of drug — other examples being Rituxan or Remicade or in tumor lysis syndrome, the non-pegylated uricase, Elitek — should anaphylaxis occur, the investigator, the staff is well trained and ready to handle it.

And we would hope that there would be no long-term consequences to the patient even though anaphylaxis would be a frightening event and would certainly mean that the patient is — should never be re-exposed to the drug.

So let me quickly summarize that. We have never seen anaphylaxis prior to phase 3. It’s inevitable it will occur either in the program or on the market. That’s a matter for labeling, not necessarily for registration — labeling, as other products have warnings about the risk of anaphylaxis. Recently Xolair received such a warning.

Does that sum that up for you?

Megan Murphy:	Yeah, very well. Thank you. And I swear I was listening to you but just to take it one step further, is there a definition for anaphylaxis in the protocol? And if so, have you commented on what it is?

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Zeb Horowitz:	A definition in the protocol? Not per se. Anaphylaxis, you know, as it occurs is usually (a mad) judgment call.

Clearly if a patient develops respiratory arrest or severe respiratory symptoms, vascular collapse and unfortunately death, then it’s pretty clear anaphylaxis has occurred. Otherwise, it’s often a matter of interpretation.

We have — patients have experienced, prior to phase 3, severe infusion reactions, particularly back pain. If they do have any respiratory events, I could imagine an investigator interpreting that as anaphylaxis. But I want to point out, often it’s a matter of retrospective look at the data and interpretation. So we don’t have a strict definition.

And frankly, the investigator and the patient probably would not continue with the drug if they’ve experienced very severe infusion reactions, whether those are truly anaphylactic or anaphylactoid, which is not necessarily IgE mediated. So it’s not a distinction that is meaningful at the moment because in either case the investigator probably would stop the infusion.

And it’s only when the study is finished and we’ve reviewed this data with FDA that we’ll be able to say what numbers of patients in the study — or let’s say a year out in marketing or two years out in marketing, the FDA would — we would negotiate with them what the rate or risk of anaphylaxis is. You need - really need data before you can talk about that.

Megan Murphy:	Okay. Fair enough. Okay. I’ll move on from anaphylaxis. One or two more questions. I don’t know if this is for (Chris) or for Zeb but that seems to be great news on the European front.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Would you qualify what you meant by general agreement with the Swedish and U.K. regulators around the ability to use the U.S. data package for European submission? Are there outstanding issues?

Or perhaps is this in any way involved in kind of the regulatory changes that were anticipated on the small population pathway there or anything like that?

Zeb Horowitz:	Yeah. I’ll try and address that for you. We said, I think towards the end of last year and the beginning of this year that we were going to solicit this — what’s called “informal” or unofficial information.

The alternative would have been scheduling a meeting with the CHMT. And we declined to do that because we already are conducting a program under the special protocol assessment of the FDA. And we can’t change the program as it exists today.

So the real question was when we complete the phase 3 program, complete all our manufacturing and CMC and have the entire program put together for BLA, would that data set in totality be satisfactory for filing with EMEA? We approached the U.K. and the Swedish health authorities because they do have experience with biologicals and rheumatologic products.

And basically we reviewed with them and provided them a briefing (unintelligible) details of our toxicology program, our clinical program, the CMC package. And they made suggestions in how to discuss data and how to discuss exposure, et cetera.

But they agreed with us that we did not need — in their opinion, we did not need to conduct additional tox studies or additional clinical studies. They

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

agreed with the general plan for comparability and identity testing, all the CMC assays and the approach to manufacturing.

And from that we concluded that we probably could go ahead and file to EMEA the electronic CTD without additional work. We do have to change that CTD into international units for all of the parameters but aside from that, it’s the same data set. And that’s helpful to us.

I’d also point out, as (Chris) mentioned, that they agreed with us that in Europe, PEG-uricase would not qualify as an orphan product because they have some different regs there. You essentially have to prove to them that within the same indication, a larger number of patients could not use the drug.

And clearly for PEG-uricase, although we targeted an orphan population in the U.S., there’s no scientific or medical reason a larger number of patients in the gout population couldn’t use the drug. So the rules are different. So we qualify as an orphan in the U.S. but we would not qualify in Europe.

Megan Murphy:	Okay. That’s helpful. Thanks very much.

Zeb Horowitz:	Sure.

Operator:	Your next question comes from Leah Hartman with CRT Capital.

Leah Hartman:	Good morning, everyone. Congratulations on the commercialization progress. It sounds terrific. I had a couple questions on the open-label extension program. How long do you intend to run that? Is there a timeframe set?

Zeb Horowitz:	Right. We have a single protocol in force at this time. It is a 12-month protocol.

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Leah Hartman:	Okay.

Zeb Horowitz:	But it is our intention by the end of this year, to put a second protocol in place so that we can keep these patients under observation in a controlled environment for, quite frankly, a very long time.

We are hoping that patients — I have to say, I — we all hope that patients eventually choose to stop using the drug but remain in the open label so that we can observe what happens when they stop using PEG-uricase.

We’re hoping a number of these patients have experienced a benefit — clinical benefit. And we would like to understand after stopping treatment, how long these patients can retain benefits.

We know the uric acid levels themselves will go up within four to six weeks of stopping using PEG-uricase because they still make excess amounts of uric acid daily. But we’re hoping that if they have obtained a clinical benefit, we can see if they’re able to retain that clinical benefit after cessation of therapy.

So frankly, I could see maintaining these patients in an extension protocol or series of protocols out for several years at least, even if they stop or especially if they stop using drug.

Leah Hartman:	It sounds like a very reasonable plan. Paul, if you could speak to the timing that you would think to begin investment in a prospective sales team, is that divisional heads in Q1 ’08 or Q2? What are you thinking about on timing?

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

Paul Hamelin:	Yeah. I think from our perspective what we’re doing is in general, trying to map out what the next many months look like. And we’ve got a couple of different scenarios, as you can imagine, that one works through.

We tend to work back from an anticipated launch date and then put together, you know, a hiring plan, which would include, as we’ve said before, sales representatives, would include hiring some medical science liaisons and then the management of the field organization. And we would also take the opportunity to bring in some additional managed care expertise and reimbursement expertise.

So all of that will be — is in the process of being planned out. We’ll have what I would consider a definitive plan for the end of this year, coinciding with, you know, with the culmination of the phase 3 trials.

Leah Hartman:	And at that time you would be prepared to share with us what at least the initial steps in the timing would be?

Paul Hamelin:	Yeah. I think we’ll be much better positioned to share that information at that time and get specific about the numbers of people that we’re looking to hire.

So I know at times we get inquiries about how many sales representatives. And we’ve always given a range because frankly, we haven’t completed the final analysis of exactly the number of headcount we need. And we, again hope to have that work completed by the end of this year. So I think we’ll be able to share some of the specifics with you then.

Leah Hartman:	And I’m not sure if this question should be directed to you or not. But noting the falloff on — in Oxandrin sales for the quarter, to whomever, are we at — do

SAVIENT PHARMACEUTICAL
Moderator: Christopher Clement
08-01-07/9:00 am CT
Confirmation #7348860

we — you think we’ve seen the hit now on the generic competition and that this is a reasonable run rate?

And, you know, our view is that this is kind of noise in the investment opportunity in Savient. But I’d like to — someone to address it, please.

Paul Hamelin:	Yeah. Leah, we watch very closely oxandrolone and Oxandrin prescriptions in the entire market. Within this past second quarter we did begin to plateau or find, if you will, steady states in terms of overall prescriptions.

You won’t — it still is not totally reflective in the total quarter. But we’re now at steady state as we closed June. So I think it will get much more consistent as we go forward.

Leah Hartman:	So as we see the third quarter, that’s probably a reasonable floor, if you will, to the script run rate?

Paul Hamelin:	We just have to wait and see what the data looks like.

Christopher Clement:	Yeah.

Paul Hamelin:	We don’t know at this point.

Christopher Clement:	Leah, this is (Chris) speaking. I think one of the other things relative to Oxandrin — Paul was right. The market also has changed a little bit in the sense that there have — there were an additional two approvals of generic products that took place during the second quarter.

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So, you know, I think, you know, when you factor in the dynamics of that and the impact it may have on pricing, you know, that could have some downstream effect as well.

Leah Hartman:	Okay. No, that’s helpful. And on the balance sheet I’m noticing the income tax receivable. Is there timing for the expected recovery of the income taxes?

Man:	Well our thinking, Leah, is that we will accelerate the filing of our tax return next year in anticipation of the net operating loss that we were planning for this year and recover some of the taxes that we paid back in 2006 due to the (gain) on sale of the Rosemont subsidiary.

So that’s why you’re seeing it classified as — in the current section now.

Leah Hartman:	Okay. And what is sitting in the inventories right now? Is that — I would have thought that we wouldn’t be seeing Oxandrin inventories.

Man:	No. We still maintain Oxandrin inventories but we’ve reserved for a substantial portion of material that we had previously.

Leah Hartman:	In the last quarter, right?

Man:	Right. Right.

Leah Hartman:	Okay. Okay. And I didn’t know if there was any buildup of Puricase or if that’s all sitting in kind of R&D expense.

Man:	Yeah. That wouldn’t be — that — we wouldn’t characterize that as inventory just yet because we don’t have approval for the product. So all the costs associated with Puricase are charged off as research and development expenses.

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Leah Hartman:	Okay. That’s what I thought. All right. Well best wishes for the upcoming quarter. Oh, and a final question. Is it a poster presentation at the October medical conference — the nephrology meeting?

Man:	Yeah, yeah. Well will — it’s not — we have a poster but it will not be on Puricase per se. It’s on a related topic in analytics in how to measure uric acid as serum plasma, et cetera.

Leah Hartman:	So it’s more to a presence at the meeting and networking.

Man:	Yeah. We will (be there) for sure. But we don’t have any — you know, we don’t have any new data to present.

Leah Hartman:	Right.

Man:	It comes just too quickly after database lock to say anything about phase 3. So we were able to get a poster accepted but it’s really on analytics. It’s not on data.

Leah Hartman:	All right. That’s very helpful. Thank you, gentlemen.

Man:	Thanks, Leah.

Operator:	Your final question comes from Michelle Ha with Ferris Baker Watts.

Michelle Ha:	Hi. Quick question for you, Brian. How should we look at operating expense line items, R&D, sales and marketing especially, over the next few years as Puricase is launched?

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Brian Hayden:	Well I think for — sales and marketing expenses for 2007 will track fairly consistently with how they’ve tracked for the first two quarters. We might see slight increases as — toward the end of the year when we start to accelerate some of our additional activities.

With regard to 2008 and therefore forward, you know, I think, you know, based on what Paul had indicated and plans to start to focus on commercialization and build a sales organization, we’re going to see, you know, sales and marketing expenses start to ramp up in 2008.

Michelle Ha:	Will it be — assuming everything goes according to plan, you’ll implement a significant increase in sales in 2008. Should we assume that’s going to be spread over a certain period time through 2009 or will that significantly just impact ’08?

Brian Hayden:	Well the expenses will continue to grow, obviously as we launch the product. But for 2008 I mean there’s a number of activities that would be planned as it relates to getting closer and preparing for commercialization.

And then based on the timing of the sales organization, the hiring of the sales organization, you know, which would probably coincide with the timing of the obvious launch of the product, now that’s a little bit up in the air right now.

But, you know, I think as you plan for this, think of 2008 as a timeframe in which, (you know), sales and marketing is going to escalate and grow over the course of the year.

And then as we launch the product in 2009, then you would expect the — a further increase as, you know, we have the full expense of the sales

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organization, you have all your marketing efforts, all your promotional efforts and all the related expenses associated with that.

So net sales and marketing would — you know, you would see a fairly significant increase in sales and marketing for all those activities upon the launch of the product.

Michelle Ha:	Okay. Thanks a lot, guys.

Man:	Thank you.

Operator:	And your final question comes from Kim Lee with Pacific Growth Equities.

Kim Lee:	Hi again. Just a quick housekeeping question. Can you break down for us the SG&A amount? How much was from G&A and how much is from sales? Thanks.

Man:	Sure, Kim. Sales and marketing expenses for the quarter were (unintelligible) 577,000 and general and administrative for the quarter were 5,531,000.

Kim Lee:	Thank you.

Man:	Okay.

Operator:	I’d now like to turn the call back over to management for any closing remarks.

Christopher Clement:	Thank you, Operator. In summary, the first half of 2007 has been one of consistently strong execution and we remain confident in the opportunity that lies ahead.

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Moderator: Christopher Clement
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Clearly, the second half of this year will be an important period for the company. While we have many activities ongoing in support of our BLA filing commercial plans, our primary focus will be directed towards the completion of our phase 3 trials.

As we have stated before, we will look to announce our top-line results by year end. And we will be undertaking all the necessary work to prepare our BLA for filing in early 2008.

We have several key milestones to look for in the second half of the year. And we will continue to strive to achieve the results that will drive the future growth of the business.

I look forward to sharing our progress with you throughout the year as we continue to advance this important program. Thank you for joining us today.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.
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